Notice of Annual Shareholders Meeting

To be held March 10, 2016

To The Shareholders of Panhandle Oil and Gas Inc.:

Notice is hereby given that the annual meeting of the shareholders of Panhandle Oil and Gas Inc. (the “Company”) will be held at The Oklahoma History Center,  800 Nazih Zuhdi Drive (N.E. 23rd & Lincoln Blvd.), Oklahoma City, Oklahoma on Thursday, March 10, 2016, at 1:30 p.m. local time, for the following purposes:

1.To elect the two nominees named in the accompanying proxy statement to serve as directors on the Company’s Board of Directors for terms of three years;

2.To ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016;

3.To hold an advisory vote on executive compensation; and

4.To consider and act upon any other matter as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of the Common Stock at the close of business on January 21, 2016, will be entitled to vote at the meeting and any adjournments or postponements.

By Order of the Board of Directors

Lonnie J. Lowry, Secretary

Oklahoma City, Oklahoma

January 28, 2016

Your Vote Is Important.

Whether Or Not You Expect To Attend The Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.

Please Vote!

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Panhandle Oil and Gas Inc.

5400 N. Grand Boulevard, Suite 300

Oklahoma City, OK  73112-5688

Annual Shareholders Meeting

March 10, 2016

Notice of Annual Meeting

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Panhandle Oil and Gas Inc., an Oklahoma corporation (the “Company”, “Panhandle”, “we”, “us” and “our”), for use at the Company’s annual shareholders meeting (the “meeting”) to be held at The Oklahoma History Center, 800 Nazih Zuhdi Drive (N.E. 23rd & Lincoln Blvd.), Oklahoma City, Oklahoma, on Thursday, March 10, 2016, at 1:30 p.m. local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Shareholders Meeting.

When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon.  If no direction is indicated, the persons named on the enclosed proxy will vote the proxy FOR the nominees for director in Proposal No. 1 and FOR Proposal No. 2 and Proposal No. 3.  Signed proxy cards without specified choices will be voted in the discretion of the proxies.    Should other matters properly come before the meeting, the proxy will be voted as the Board may recommend, except proxies which are marked to deny discretionary authority.

If the enclosed form of proxy is executed and returned, it still may be revoked at any time before it is exercised by signing and sending to the Company a later dated proxy or a written revocation, or by attending the meeting and voting in person.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), follow the voting instructions on the form you receive from such firm.  If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to bring a proxy to the meeting signed by the nominee in whose name your shares are registered.

The mailing address of the Company is 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK  73112-5688.  The Company anticipates that the proxies and proxy statements will be mailed to shareholders beginning on or about January 28, 2016.  A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2015, accompanies this proxy statement.

The cost of soliciting proxies for the meeting will be paid by the Company.  In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals.  The Company will reimburse these institutions for their reasonable costs.  No solicitation is to be made by specially engaged employees or other paid solicitors.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on March 10, 2016: this proxy statement, form of proxy and the Company’s  2015 Annual Report to Shareholders are available at the following website: www.proxydocs.com/phx.

PLEASE VOTE.  YOUR VOTE IS VERY IMPORTANT.

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Voting of Common Stock

All holders of Common Stock of record at the close of business on January 21, 2016,  will be entitled to vote at the meeting or any adjournments or postponements.  As of January 21, 2016, there were 16,566,956 shares of Class A Common Stock, par value $0.01666 (“Common Stock”), outstanding, entitled to vote and owned by approximately 6,900 shareholders.  A list of record shareholders entitled to vote at the meeting will be available for examination at least 10 days prior to the meeting at the Company’s offices during ordinary business hours and at the meeting.

The Amended Certificate of Incorporation of the Company provides for one vote for each share of Common Stock outstanding.  At the meeting, each record holder of Common Stock will be entitled to cast one vote per share of Common Stock held on the record date.  Votes may be cast by shareholders either in person or by proxy.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for the purpose of determining a quorum.  Broker “non-votes” are shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote (such as for the election of directors) and for which the broker or nominee has not received specific voting instructions from the beneficial owner.  For purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy card that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that particular matter, even though those shares will be considered present and entitled to vote for purposes of determining a quorum and may be entitled to vote on other matters.

Under the rules of the New York Stock Exchange, brokers or their nominees do not have the discretionary power to vote shares on most matters.  At the meeting, they may only vote shares if they receive specific voting instructions from the beneficial owner.  In very limited circumstances, brokers generally do have discretion to vote on matters deemed to be routine such as ratification of the appointment of our auditor.  If your shares are held by a broker or other nominee and if you do not provide such specific voting instructions, your shares cannot be voted for the election of directors or any Proposal other than ratification of the appointment of our independent registered public accounting firm.

The Board has adopted a majority vote standard for the election of directors in uncontested director elections.  Accordingly, at the meeting, each nominee will be elected if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote for the election of directors cast their votes “FOR”  the nominee.

The two nominees for director at the meeting are currently directors of the Company.  If any incumbent nominee for director fails to receive the required affirmative vote of the holders of a majority of the votes entitled to be cast for that director, under Oklahoma law and the Company’s Bylaws, the incumbent will remain in office until his successor is elected and qualified or until his earlier death, resignation, retirement or removal.  If any incumbent for director receives a greater number of votes “WITHHELD” from his election than votes “FOR”, he must promptly submit his offer of resignation from the Board for consideration by the Corporate Governance and Nominating Committee of the Board.  The Corporate Governance and Nominating Committee will consider all relevant facts and circumstances and recommend to the Board the action to be taken

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with respect to such offer of resignation.  The Board will act on the offered resignation, taking into account such recommendation, and publicly disclose its decision regarding the offered resignation within 90 days from the date of the annual meeting.  The director who offered his resignation will not participate in any proceedings with respect to his offered resignation.  If the Board accepts a director’s offered resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.  The Company’s Corporate Governance Guidelines and Bylaws can be viewed at the Company’s website:  www.panhandleoilandgas.com.

Proposals No. 2 and No. 3 will be approved if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote on each such Proposal vote “FOR” the Proposal.

The Company knows of no arrangements which would result in a change in control of the Company at any future date.

The Company knows of no other matters to come before the meeting.  The Company did not receive any shareholder proposals.  If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters as the Board may recommend, except proxies which are marked to deny discretionary authority.

A proxy card is enclosed for your signature.  Please return it immediately, marked, dated and signed.  If your shares are held in “street name”, please provide voting instructions on the form you receive from your broker or other nominee.

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Proposal No. 1 Election of Two Directors for Three Year Terms Ending 2019

The present directors of the Company and their current Board Committee memberships are as follows:

		Positions/Offices Presently	Served As	Present
Name	Age	Held with the Company	Director Since	Term Ends
Michael C. Coffman	62	Director, President and Chief	2006	2017
		Executive Officer
Lee M. Canaan (1)(3)	59	Director	2015	2018
Robert O. Lorenz (1)(2)	69	Lead Independent Director	2003	2016
Robert A. Reece (1)(3)	71	Director	1986	2017
Robert E. Robotti (2)(3)	62	Director	2004	2016
Darryl G. Smette (1)(2)	68	Director	2010	2017
H. Grant Swartzwelder (2)(3)	52	Director	2002	2018

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Corporate Governance and Nominating Committee.

Our Bylaws state the Board shall be comprised of not less than five members with the exact number determined by resolution of the Board.  The Board has set the current size of the Board at seven members.  The Board is divided into three classes.  Under the classified Board, at each annual shareholders’ meeting, the term of one class expires.  Directors in each class ordinarily serve three year terms, or until the director’s retirement or until his or her successor is elected and qualified.

The Board believes it is in the Company's best interest to continue to have a classified board structure with three year terms for its directors due to the uniqueness of Company assets, strategies and the minimal amount of shares outstanding.  Panhandle's ownership of perpetual fee mineral acres leads the Company to employ business strategies that are more long-term results oriented as compared to more traditional oil and gas exploration and production companies.  This requires the Company's directors to have a long-term outlook and understanding rather than being focused on short term results.  This long-term results oriented focus has served the Company well, with demonstrated operating and financial results that have created value for our shareholders. Maintaining a consistent focus by a long-term oriented board is imperative and maintaining longer service for our board of directors is important in order to effectively execute the overall strategy of Panhandle.

Nominees for the vacancies for the three year terms ending in 2019 are Robert O. Lorenz and Robert E. Robotti, both nominees are currently directors.

These two nominees were recommended by the Corporate Governance and Nominating Committee and approved by the Board.  The Board has no reason to believe that either nominee will be unable to serve as a  director.  However, if either nominee should be unable for any reason to accept nomination or election, it is the intention of the persons named in the enclosed proxy to vote those proxies for the election of such other person or persons as the Board may recommend.

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Nominees for Election to the Board of Directors for Three Year Terms Ending in 2019

Robert O. Lorenz is a former audit partner of Arthur Andersen LLP.  He served as the managing partner of the Oklahoma City office beginning in 1994 and as the managing partner of the Oklahoma practice beginning in 2000.  He retired from Arthur Andersen in 2002.  Since 2005, Mr. Lorenz has been a director of OGE Energy Corp. (regulated electric utility and natural gas transportation), and was a director of Infinity Inc. (oil and gas exploration and development) from 2004 to 2009.  He was elected to the Board in 2003.

Mr. Lorenz’s qualifications to serve on the Board include over 30 years in public accounting, his expertise in the areas of finance and accounting, and his broad experience as a director of public companies engaged in the energy business.

Robert E. Robotti, since 1983, has been the president of Robotti & Company, LLC (a registered broker-dealer), president of Robotti & Company Advisors, LLC (a registered investment advisor), or their predecessors, and, since 1980, has been the managing member of Ravenswood Investment Company, LLC, which serves as the general partner of three investment partnerships, all located in New York City.  Since 2007, Mr. Robotti has served as a portfolio manager and managing member of Robotti Global Fund, LLC, a global equity fund.  Mr. Robotti holds an MBA degree and is a member of the New York Society of Security Analysts.  He was elected to the Board in 2004.

Mr. Robotti’s qualifications to serve on the Board include his extensive experience in the investment business as the owner of a registered broker-dealer and a registered investment advisor, as the manager of several investment partnerships and as a portfolio manager of a global equity fund.

The Board of Directors Recommends Shareholders

Vote “FOR”

The Election of Robert O. Lorenz and Robert E. Robotti

as Directors

Directors Whose Terms Continue Beyond the 2016 Annual Meeting and Who are Not Subject to Election this Year

Directors Whose Terms End in 2017

Michael C. Coffman has worked in public accounting and as a financial officer with companies involved in the oil and gas industry since 1975.  He joined the Company in 1990 as its treasurer.  From 1995 to 2006, he served as vice-president and chief financial officer.  From 2006 to August 2007, he served as co-president and chief financial officer.  Since August 2007, he has served as president and chief executive officer.  He was elected to the Board in 2006.  Since January 1, 2013, Mr. Coffman has been a director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City.  He served as a director of Equal Energy Ltd. (oil and gas exploration and production) from May 2013 until its sale in 2014.

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Mr. Coffman’s qualifications to serve on the Board include his 39 years in the oil and gas exploration and production industry and his skills and experience in financial, accounting and acquisition matters.

Robert A. Reece is an attorney and since 1980 has been of counsel with the law firm of Crowe & Dunlevy, Oklahoma City, and active in the management of his family’s investments, including significant oil and gas holdings.  He has been a director of NBC Bank of Oklahoma City (a state chartered bank) since 1982.  He holds an MBA degree.  Mr. Reece was elected to the Board in 1986.

Mr. Reece’s qualifications to serve on the Board include extensive experience in the legal, oil and gas and private equity investment fields.  Mr. Reece has managed significant investments for his family for over 35 years.

Darryl G. Smette joined Devon Energy Corporation (oil and gas exploration, production and transportation) in 1986 and currently serves as Executive Vice President of Marketing, Midstream and Supply Chain.  Mr. Smette is a member of Devon’s  Capital Budget Committee and the senior management Executive Committee and as such is charged with developing and executing Devon’s corporate strategy.  Mr. Smette is also responsible for marketing, midstream operations and procurement and logistics of goods and services.  Prior to joining Devon, Mr. Smette worked in the oil and gas industry for 16 years.  Mr. Smette holds an MBA degree.  He was elected to the Board in August 2010.

Mr. Smette’s qualifications to serve on the Board are his extensive operational experience in the oil and gas industry, including, exploration, production, distribution and marketing, and in developing and executing corporate business strategies for a large independent oil and gas company.

Directors Whose Terms End in 2018

Lee M. Canaan is the founder and portfolio manager of Braeburn Capital Partners, LLC, Bloomfield Hills, Michigan, (a private investment management firm).  Ms. Canaan founded the firm in 2003.  She has previously served as a director of Noble International Inc. (automotive supplies) from 2000 to 2004, Oakmont Acquisition Corporation (a special purpose acquisition corporation) from 2005 to 2007 and Equal Energy Ltd (oil and gas exploration and production) from 2013 until its sale in 2014.  She has been a director of Rock Creek Pharmaceuticals, Inc. (a drug development company) since 2014.  She holds a bachelor’s degree in Geological Sciences, a master’s degree in Geophysics, and an MBA degree.  She is also a Chartered Financial Analyst.  She was elected to the Board in 2015.

Ms. Canaan’s qualifications to serve on the board include her corporate finance and merger and acquisition experience, her scientific background in geology and geophysics, her oil and gas exploration knowledge of most North American basins and her experience serving as a director of several public companies.

H. Grant Swartzwelder is president of PetroGrowth Advisors and PG Energy Holdings, LP, Irving, Texas (investment banking and venture capital), both of which he founded in 1998.  Since 1998, he has founded and managed several private companies engaged in various aspects of the oil and gas service business.  Prior to 1998, he was vice president of Principal Financial Securities, Inc.,

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Dallas, Texas (an investment-banking firm).  He holds a Bachelor of Science degree in Petroleum Engineering and an MBA degree.  He was elected to the Board in 2002.

Mr. Swartzwelder’s qualifications to serve on the Board include his investment banking and venture capital experience, his founding and management of several oil and gas service businesses and his background in petroleum engineering.

Stock Ownership of Directors, Nominees and Executive Officers

The following table sets forth information with respect to the outstanding shares of Common Stock owned beneficially as of December 31, 2015,  by each director, nominee for director and executive officers, individually and as a group.

	Amount of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned(3)(4)	Common Stock

Paul F. Blanchard, Jr. (2)(6)	194,990	1.2%
Lee M. Canaan (1)(5)	4,949	*
Michael C. Coffman (1)(2)(6)	305,174	1.8%
Robert O. Lorenz (1)(3)(5)	13,572	*
Lonnie J. Lowry (2)(6)	19,111	*
Robert A. Reece (1)(5)	43,155	*
Robert E. Robotti (1)(5)	805,842	4.8%
Darryl G. Smette (1)(5)	8,873	*
H. Grant Swartzwelder (1)(3)(5)	14,716	*
Robb P. Winfield (2)(6)	21,381	*

All directors and executive
officers as a group (10 persons)	1,431,763	8.5%

*Less than 1% owned

(1)Director

(2)Executive Officer

(3)The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(4)The number of shares shown does not include future share amounts recorded to each outside director’s account under the Directors’ Deferred Compensation Plan. These future share amounts represent shares to be issued in the future and have no investment or voting authority.  See “Compensation of Directors” - footnote (2) of table entitled “Outside Directors Compensation For Fiscal 2015”, on page 11.

(5)The number of shares includes vested and unvested shares of restricted stock granted to outside directors under the Company’s Amended 2010 Restricted Stock Plan.

(6)The number of shares shown for Messrs. Coffman, Blanchard, Lowry and Winfield include unvested shares of restricted stock awarded under the Company’s Amended 2010 Restricted Stock Plan and their shares in the Company’s ESOP Plan, in each case over which they exercise voting authority.

Lead Independent Director

Effective November 1, 2008, the Board named Robert O. Lorenz as Lead Independent Director and eliminated the position of Chairman of the Board.  The Lead Independent Director determines the agenda and presides at all Board meetings and all executive sessions of outside

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directors.  The Board adopted a “Charter of Lead Independent Director” which can be viewed at the Company’s website: www.panhandleoilandgas.com.

Board Independence

Our Board annually determines the independence of each director and nominees for election as a director based on a review of the information provided by the directors, nominees and executive officers.  The Board makes these determinations under the NYSE Listed Company Manual’s independence standards, applicable SEC rules and our Corporate Governance Guidelines which can be viewed at the Company’s website: www.panhandleoilandgas.com..  As a result of this evaluation, the Board affirmatively determined by resolution that all current directors named above are independent, except Michael C. Coffman, Chief Executive Officer, who does not serve on any Board committee.

Meetings and Committees of the Board of Directors

During the fiscal year ended September 30, 2015 (“fiscal 2015”), the Board held five meetings.  At each meeting, a quorum of directors was present.  The outside directors hold executive sessions at each Board meeting without management present.  The Company expects all of its directors to attend each annual shareholders meeting.  All directors except Mr. Coffman (due to illness) attended the 2015 annual shareholders meeting.

During fiscal 2015, each director attended at least 75% of the meetings of the Board and each of the Board committees on which he or she served.

Each year, the Board and each of its committees conducts a formal evaluation of its performance.  These evaluations address, among other matters, the qualifications and performance of individual directors, overall Board or committee dynamics, the quality of information received from management, the appropriateness of matters reviewed, and the quality of Board or committee deliberations.  The results of these evaluations are discussed with the Chair of the relevant committees, the lead independent director, or the full Board in executive session, as appropriate.

The independent members of the Board are elected to various committees.  The Board presently has three standing committees: Audit, Compensation, and Corporate Governance and Nominating.  Each committee operates under a charter that has been approved by the Board, and the Chair of each committee reports to the Board on actions taken at each committee meeting.

The Audit Committee is comprised of Robert O. Lorenz, chair, Lee M. Canaan, Robert A. Reece and Darryl G. Smette.  Duke R. Ligon served on the Audit Committee until his retirement from the Board in March 2015.  For information regarding the functions performed by the Audit Committee, its membership and the number of meetings held during fiscal 2015, see “Report of the Audit Committee” on page 14 below.  The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements of the Securities and Exchange Commission and of the New York Stock Exchange.  Robert O. Lorenz has been determined by the Board to meet the “audit committee financial expert” requirements of the Securities and Exchange Commission.  The Audit Committee Charter, which was most recently amended in December 2014, can be viewed at the Company’s website: www.panhandleoilandgas.com.

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The Compensation Committee is comprised of Darryl G. Smette, chair, Robert O. Lorenz, Robert E. Robotti and H. Grant Swartzwelder.  Each member meets applicable independence requirements, including the enhanced independence standards of the NYSE, and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “Non-Employee Director” under SEC Rule 16b-3.  The Committee met five times during fiscal 2015.  The Committee reviews officer performance and recommends to the Board compensation amounts for executive officers and directors.  See “Compensation Discussion and Analysis” on page 19 below.  The Compensation Committee also oversees the administration of the Panhandle Oil and Gas Inc. Employee Stock Ownership and 401(k) Plan and Trust Agreement (the “ESOP Plan”).  The Compensation Committee Charter (which was most recently amended in December 2014) can be viewed at the Company’s website: www.panhandleoilandgas.com.

The Corporate Governance and Nominating Committee is comprised of Lee M. Canaan, chair, Robert A. Reece, Robert E. Robotti and H. Grant Swartzwelder.  Duke R. Ligon served on the Corporate Governance and Nominating Committee until his retirement from the Board in March 2015.  The Committee met three times during fiscal 2015.  Functions of the Corporate Governance and Nominating Committee include: search for, identify and screen individuals qualified to become members of the Board; recommend to the Board when new members should be added to the Board; recommend to the Board individuals to fill vacant Board positions; and recommend to the Board nominees for election as directors at the annual shareholders meeting; and recommend the committee structure of the Board and the directors who will serve as members and chairs of each committee.  If a vacancy on the Board exists that will not be filled by an incumbent director, the Committee identifies prospective nominees primarily through business and industry contacts.  At a minimum, in its assessment of potential Board candidates, the Corporate Governance and Nominating Committee will review each candidate’s character, wisdom, acumen, business skills and experience, understanding of and involvement in the oil and gas industry, and ability to devote the time and effort necessary to fulfill his or her responsibilities.  It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion or disability.  The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders of the Company if the requirements set forth in the Company’s Bylaws are satisfied.  For more information, see “Shareholder Proposals” below.  Those nominations must include sufficient biographical information so that the Committee can appropriately assess the proposed nominee’s background and qualifications.  To propose a prospective nominee for the Committee’s consideration, shareholders must submit the proposal in writing to Panhandle Oil and Gas Inc., Attention:  Secretary, 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688.  Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director, if elected.  The Committee is responsible for overall corporate governance issues and compliance.  The Committee reviews periodically the corporate governance policies and principles of the Company and oversees and evaluates compliance with the Company’s Code of Ethics and Business Practices.  This Code and the Corporate Governance and Nominating Committee Charter (which was most recently amended in December 2015) can be viewed at the Company’s website: www.panhandleoilandgas.com.

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Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities.  The Board is responsible for risk oversight, focusing on the Company’s overall risk management strategy, its degree of tolerance for risk and the steps management is taking to manage the Company’s risk.  This process is designed to provide to the Board timely visibility about the identification, assessment and management of critical risks.  The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality.  The areas of critical risk include information technology, strategic, operational, compliance, environmental and financial risks.  The Board, or the Audit Committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process.  Information brought to the attention of the Audit Committee is then shared as appropriate with the Board.

Compensation of Directors

The following outlines the compensation for the Company’s non-employee directors for their services in all capacities in fiscal 2015.

The table below contains information with respect to fiscal 2015 compensation of non-employee directors who served in such capacity at any time during fiscal 2015.   The fiscal 2015 compensation of Michael C. Coffman, Chief Executive Officer, is disclosed below in the caption “Executive Compensation – Summary Compensation Table”.  Currently, the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferred Compensation Plan”) and the Company’s Amended 2010 Restricted Stock Plan (“Restricted Stock Plan”) serve as the only equity incentive plans for its non-employee directors.

Annually, non-employee directors may elect to be included in the Directors’ Deferred Compensation Plan.  The Directors’ Deferred Compensation Plan provides that each outside director may individually elect to be credited with future unissued shares of Company Common Stock rather than cash for all or a portion of the annual retainers, Board meeting fees and committee meeting fees, and may elect to receive shares, if and when issued, over annual time periods up to ten years.  These unissued shares are recorded to each director’s deferred compensation account at the closing market price of the shares (i) on the dates of the Board and committee meetings, and (ii) on the payment dates of the annual retainers.  Dividends are credited to each deferred account on the record date of each declared dividend.  Only on a director’s retirement, resignation, termination, death, or a change-in-control of the Company will the shares recorded for such director under the Directors’ Deferred Compensation Plan be issued to the director.  In the case of a change-in-control of the Company, all shares in the deferred accounts will be issued in a single lump sum to the appropriate directors at the closing of such change-in-control. The promise to issue such shares in the future is an unsecured obligation of the Company.  All but two non-employee directors participated in the Directors’ Deferred Compensation Plan in fiscal 2015.

For fiscal 2015, outside directors received annual retainers of $37,500, $1,500 for attending each Board meeting, $1,000 for attending each committee meeting and out-of-pocket travel expenses for attending all meetings.  Any director who traveled over 50 miles to attend a Board or committee meeting received an additional $500 for each meeting.  During fiscal 2015, the Lead Independent Director and the chairs of the Audit, Compensation and Corporate Governance and

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Nominating Committees received additional annual retainers of $15,000, $10,000, $6,000, and $5,000, respectively.  The annual retainers were paid in equal installments on December 31, 2014, and March 31, June 30 and September 30, 2015.  This retainer and fee structure was guided by a study conducted by Longnecker & Associates, Houston, Texas (“Longnecker”),  an independent compensation consultant,  retained by the Compensation Committee to review the Company’s Board compensation levels.

For fiscal 2016, outside directors’ compensation will remain the same as fiscal 2015: annual retainers of $37,500, $1,500 for attending each Board meeting, $1,000 for attending each committee meeting and out-of-pocket travel expenses for attending all meetings.  Any director who travels over 50 miles to attend a Board or committee meeting receives an additional $500 for each meeting.  In addition, the Lead Independent Director and the chairs of the Audit, Compensation and Corporate Governance and Nominating Committees will receive additional annual retainers of $15,000, $10,000, $6,000 and $5,000, respectively.  These annual retainers are to be paid in equal installments on December 31, 2015, March 31, June 30 and September 30, 2016.

Any director who participates in a board meeting or committee meeting by conference telephone or other communications equipment receives only one-half of the fee paid for attendance in person at these meetings.

Longnecker for several years recommended that Panhandle directors add an equity-based component to their compensation.  To address Longnecker's recommendation, an amendment to the Restricted Stock Plan was approved by the shareholders at the 2014 annual meeting,  providing that all independent directors are eligible to participate in the Plan.  The initial grant of restricted stock to each director was valued at $35,000, vesting throughout calendar 2014 and was effective May 29, 2014.  On March 4, 2015, each director was granted restricted stock valued at $35,000, vesting quarterly throughout calendar 2015. At its December 9, 2015, meeting, the Board approved restricted stock awards with a grant date of December 31, 2015, to each director in the amount of $35,000 which will vest quarterly throughout calendar 2016.

Outside Directors Compensation For Fiscal 2015

Name	Fees Paid in Cash or Deferred(1)(2)	All Other Compensation(3)(4)	Total
Lee M. Canaan	$33,056	$35,000	$68,056
Duke R. Ligon (5)	$19,125	$2,198	$21,323
Robert O. Lorenz	$79,000	$43,716	$122,716
Robert A. Reece	$51,000	$49,227	$100,227
Robert E. Robotti	$53,750	$40,783	$94,533
Darryl G. Smette	$60,000	$37,286	$97,286
H. Grant Swartzwelder	$58,500	$42,768	$101,268

(1)All but two directors deferred 100% of their retainers and fees under the Directors’ Deferred Compensation Plan.

(2)At the end of fiscal 2015, the following future share amounts had been recorded to each director’s account under the Directors’ Deferred Compensation Plan: Ligon– 2,806; Lorenz– 57,204; Reece– 90,922; Robotti– 37,931; Smette– 14,365; and Swartzwelder– 50,484.

(3)Includes dividends accrued under the Directors’ Deferred Compensation Plan.  Under the Plan, dividends paid on the Common Stock are recorded to each Director’s account under the Plan on the record date of the dividend in the

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form of unissued shares.  The amount recorded is based on the number of future unissued shares in each Director’s account and the closing market price of the Company Stock on each dividend record date.  These future share amounts have no voting authority and the Directors have no investment authority with respect thereto.

(4)Includes $35,000 for each outside director, with the exception of Mr. Ligon, as a result of restricted stock awards in March 2015.  In accordance with applicable accounting standards, this amount represents the grant date fair value of the award on the award date.

(5)Retired from the Board in March 2015.

Share Ownership Guidelines for Directors

The Bylaws of the Company require outside directors to own shares of the Company’s Common Stock in order to be a Board member.  To further align the interests of the Directors with the Company’s shareholders, each Director is expected to own that number of shares at the end of their third year of Board service which equals, on a cost basis, the aggregate amount of the three prior years’ Directors’ annual Board retainers and meeting fees for the five regularly scheduled Board meetings held each year during such three year period.  Future unissued shares that have been recorded to the directors’ accounts under the Directors’ Deferred Compensation Plan may be used to satisfy this share ownership requirement.

Related Person Transactions

The Company has entered into indemnification agreements with each of its directors and executive officers.

Except as detailed below, none of the organizations described above in the business experiences of the Company’s directors, nominees for election to the Board and officers are parents, subsidiaries or affiliates of the Company, or do business with the Company.  The Company for many years, in the ordinary course of its business, has participated on industry terms through its mineral acreage ownership in the drilling and completion of oil and gas wells in which Devon Energy Corporation serves as the operator.  Darryl G. Smette is an Executive Vice President of Devon.

None of the non-employee directors have ever been an officer or employee of the Company.

We review all transactions and relationships in which the Company and any of our directors, nominees for director, executive officers or any of their immediate family members may be participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction.  We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction.  Transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement as required by SEC rules.

Pursuant to these processes, all directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire that is designed to identify related persons and any transactions and both actual and potential conflicts of interest.  We also make appropriate inquiries as to the nature and extent of business that the Company may conduct with other companies for whom any of our directors or executive officers also serve as directors or executive officers.  Under

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the Company’s Code of Ethics & Business Practices, if an actual or potential conflict of interest affects an executive officer or a director, he or she is to immediately disclose all the relevant facts and circumstances to the Company’s President or the Corporate Governance and Nominating Committee, as appropriate.  If the Corporate Governance and Nominating Committee determines that there is a conflict, it will refer the matter to the Board, which will review the matter to make a final determination as to whether a conflict exists; and, if so, how the conflict should be resolved.  In addition, the Audit Committee reviews all reports and disclosures of actual and potential related person transactions.

Compensation Committee Interlocks and Insider Participation

The functions and members of the Compensation Committee are set forth above under “Proposal No. 1 – Meetings and Committees of the Board of Directors.”  All Committee members are independent under the enhanced independence standards of the NYSE for compensation committee members of NYSE listed companies.

Codes of Ethics

The Board has adopted a Code of Ethics & Business Practices applicable to all directors, officers and employees of the Company.  Each director, officer and employee annually submits a signed statement that he or she is in compliance with the Company’s Code of Ethics & Business Practices.  In addition, the Board has adopted a Code of Ethics for Senior Financial Officers.  The Company’s Chief Executive Officer,  Chief Financial Officer and Chief Accounting Officer are required to sign this Code and will be held to the standards outlined in the Code.  Copies of both Codes are available at the Company’s website:  www.panhandleoilandgas.com.

Communications with the Board of Directors

The Company provides a process for shareholders and other interested parties to send communications to its Board.  Shareholders or other interested parties who wish to contact the Lead Independent Director, the outside directors as a group, or any of its individual members may do so by writing: Board of Directors, Panhandle Oil and Gas Inc., 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688.  Correspondence directed to any individual Board member is referred, unopened, to that member.  Correspondence not directed to a particular Board member is referred, unopened, to the Lead Independent Director.

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016 for ratification by the shareholders at the meeting.  Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether

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or not to retain that firm.  Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during fiscal 2016 if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young LLP is expected to attend the meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of shareholders.

The Audit Committee has selected Ernst & Young LLP to conduct quarterly reviews for the first three fiscal quarters of fiscal 2016.

Report of the Audit Committee

The Audit Committee is currently comprised of four independent directors: Robert O. Lorenz, chair, Lee M. Canaan,  Robert A. Reece, and Darryl G. Smette.  Four meetings of the Committee were held during fiscal 2015.    The Board has determined that all committee members are independent and financially literate as defined by NYSE listing standards and SEC regulations and that Mr. Lorenz is an “audit committee financial expert”  as defined by applicable SEC regulations.  For purposes of complying with NYSE rules, the Board has determined that none of the Committee members currently serve on the audit committees of more than three public companies.

The Audit Committee Charter was last amended in December 2014.  A copy of the amended Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.

The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board.  Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting.

Disclosure Controls and Procedures.  Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in those reports is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.  As of September 30, 2015, management conducted an evaluation of disclosure controls and procedures.  Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed in the reports filed or submitted under the Securities and Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Audit Committee discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent accountants”), the quality and adequacy of the Company’s disclosure controls and procedures.

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Internal Controls.  Management has also established and maintains a system of internal controls over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934.  These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable.  Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework set forth in Internal Control – Integrated Framework (as updated in 2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on management’s evaluation under the framework in Internal Control – Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of September 30, 2015,  as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended September 30, 2015, filed with the SEC on December 10, 2015.  The effectiveness of the Company’s internal control over financial reporting as of September 30, 2015,  has been audited by Ernst & Young LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended September 30, 2015.  The Audit Committee reviewed and discussed with management and Ernst & Young LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Management and Independent Accountants.    In fulfilling its responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2015, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also reviewed the audited financial statements with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those financial statements with the standards of the Public Company Accounting Oversight Board and its judgment as to the quality, not just the acceptability, of the Company’s accounting principles.   The Audit Committee discussed with the independent accountants such matters required under the standards of the Public Company Accounting Oversight Board and the SEC.  In addition, the Audit Committee discussed with the independent accountants its independence from management and the Company, including matters in the written disclosures and letter received from the independent accountants as required by Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committee Concerning Independence).  The Audit Committee met with the independent accountants, with and without management present, to discuss the overall scope and plans for their audit, the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee also met with the independent accountants and management after the end of each of the first three 2015 fiscal quarters.  At these meetings, the independent accountants’ review of quarterly results was presented and discussed and discussions were also held with management concerning these results.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2015 for filing with the Securities and Exchange Commission (which was filed on December 10, 2015).

Audit Committee
Robert O. Lorenz – Chair
Lee M. Canaan
Robert A. Reece
Darryl G. Smette

Independent Accountants’ Fees and Services

The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended September 30, 2015,  and September 30, 2014:

Fee Category	Fiscal 2015 Fees		Fiscal 2014 Fees
Audit Fees (1)		$374,600		$394,000 (2)
Audit-Related Fees	$	---	$	---
Tax Fees	$	---	$	---
All Other Fees	$	---	$	---

(1)Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements and internal control audits required by Section 404 of the Sarbanes-Oxley Act.

(2)Includes fees of $33,000 for the audit of revenue and expenses on properties acquired in June 2014.

All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations and were pre-approved by the Audit Committee.  The Audit Committee’s pre-approval policy is set forth in the Audit Committee Charter which can be viewed at the Company’s website: www.panhandleoilandgas.com.

To ratify the selection of Ernst & Young LLP, a majority of the votes entitled to be cast on Proposal No. 2 must vote “FOR” ratification.  Abstentions will have the effect of a vote “AGAINST” ratification.

The Board of Directors Recommends Shareholders

Vote “FOR”

Ratification of Selection of Independent

Registered Public Accounting Firm

Proposal No. 3 Advisory Vote on Executive Compensation

The Securities Exchange Act of 1934 requires that we include in our proxy statements a non-binding vote on our executive compensation (commonly referred to as “Say-On-Pay”).  At the 2014 Annual Shareholders meeting, the Board recommended, and the shareholders approved, that the Say-on-Pay vote should occur every year.  Accordingly, we include a non-binding vote on our executive compensation as described in this proxy statement.

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The first vote was taken in  2011 and 94% of the shares voted were cast in support of the Company’s executive compensation program.  In 2014, 96% of the shares voted were cast in support of the program and, in 2015, 97% of the shares voted were cast in support of the program.  We encourage shareholders to review the discussion on executive compensation contained in this Proxy Statement, the Compensation Discussion and Analysis section below on pages 19 to 28 and the Executive Compensation section on pages 28 to 35.    The Company’s consistent value creation over time is attributable to a rigorously applied management process implemented over the years by successive teams of talented and committed executives.  The Company’s executive compensation underpins and reinforces this process and the performance it generates.  We believe our compensation program strikes the appropriate balance between utilizing fair and responsible pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.

The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve on an advisory basis the compensation of the Company’s named executive officers as described in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders under “Compensation Discussion and Analysis” and “Executive Compensation” and the other related tabular and narrative disclosures contained in this Proxy Statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this Proposal.  The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

To approve the foregoing resolution, a majority of the votes entitled to be cast on Proposal No. 3 must vote “FOR” approval.  Abstentions will have the effect of a vote “AGAINST” approval.

The Board of Directors Recommends a Vote

“FOR”

Approval of  the Company’s Executive Compensation

Executive Compensation Overview

For fiscal 2015,  Panhandle's executive compensation program was generally unchanged from fiscal 2014.  The program is designed to reward the Company's leadership team for operating and financial results for the year and for adding to and building per share value for our shareholders, measured on both yearly and long-term horizons. We believe our current program's performance metrics are the correct measures to align shareholder interests and executive interests to Company performance over the short-, medium- and long-term horizons.  Because of the unique assets and operating strategies of the Company, we believe it is imperative that its management team be engaged in and manage the Company based on a longer-term horizon than the typical oil and gas exploration and production company.  Accordingly, our compensation programs and performance metric measurements are structured to achieve that purpose.

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Summary of Current Compensation Program
•

Yearly base salaries of our executives  are based on Company and individual results, overall responsibilities of each officer, expertise required in execution of the position and comparable peer company ranges,

•	Yearly cash bonus payments are based on achievement of Company operational performance metrics and subjective job responsibility performance goals of each officer,
•

Yearly Long-Term Incentive (LTI) restricted equity based compensation is used to motivate achievement of long-range goals of the Company and to reward individual achievement performance over longer-term horizons, and

•	Yearly LTI ultimate realization is based on employment longevity (25%) and growth in the per share market price (75%) of the Common Stock over the vesting period of the restricted stock grants.
Financial and Operating Performance – Fiscal 2015

The financial and operating results outlined below provide additional perspective on Panhandle's fiscal 2015 performance:

•	Net income of $9,321,341, $0.56 per share, decreased 63% from 2014;
•	Production of oil, natural gas and natural gas liquids (NGL) decreased 3% to 13.7 billion cubic feet equivalent (Bcfe);
•	Generated cash from operating activities of $45.6 million in fiscal 2015, well in excess of fiscal 2015 capital expenditures;
•	Continued to maintain a strong balance sheet.
Information About Our Executive Officers

The current executive officers of the Company are listed below.  All officers hold office at the discretion of the Board and may be removed from office, with or without cause, at any time by the Board.

		Positions and Offices	Officer
Name (1)	Age	Presently Held With the Company	Since

Michael C. Coffman(2)	62	President and Chief Executive Officer	1990
Paul F. Blanchard, Jr.	55	Senior Vice President and Chief Operating Officer	2009
Lonnie J. Lowry	63	Vice President, Chief Financial Officer and Secretary	2006
Robb P. Winfield	41	Controller and Chief Accounting Officer	2009

(1)During two of the past three years, Ben Spriestersbach was listed as an executive officer but he retired in October 2014.

(2)Biographical information for Mr. Coffman is set forth above in “Election of Directors – Directors Whose Terms End in 2017.”

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Paul F. Blanchard, Jr. was sole proprietor of a consulting petroleum engineering firm from 2007 to 2008, and served from 1997 to 2007 as Vice President, Mid-Continent Business Unit of Range Resources Corporation (oil and gas exploration and production).  He joined the Company as Vice President and Chief Operating Officer in January 2009.  In March 2010, he was elected Senior Vice President and Chief Operating Officer.  Mr. Blanchard holds a Bachelor of Science Degree in Petroleum Engineering.

Lonnie J. Lowry served as Vice President, Controller and Secretary from March 2006 until August 2007 when he was elected Vice President, Chief Financial Officer and Secretary.  From 2001 to 2006, he served as Controller of the Company.  He had been Controller of Wood Oil Company, Tulsa, Oklahoma (oil and gas exploration and production) for 15 years prior to its acquisition by Panhandle in 2001.

Robb P. Winfield served as Controller from February 2008 to March 2009 when he was elected Controller and Chief Accounting Officer.  Mr. Winfield was employed by Chesapeake Energy Corporation (independent oil and gas company) from 2004 to 2008 as Revenue Coordinator and Supervisor and was employed by Ernst & Young LLP as an auditor from 1999 to 2004.

Compensation Discussion and Analysis
Compensation Committee and Role of the Board of Directors in Fiscal 2015

The Compensation Committee is composed entirely of independent directors as defined by NYSE listing standards and SEC rules and has the responsibility for establishing, implementing and monitoring all facets of the compensation of the Company’s executive officers.  In particular, the Committee’s role is to recommend to the Board for final approval, the compensation, benefit plans and policies, and, in addition, to review, approve and recommend to the Board annually all compensation decisions relating to the Chief Executive Officer and the other executive officers of the Company.  The Committee reviews the executive compensation program, recommends compensation levels, performance metrics, and recommends executive bonus distributions and restricted stock awards.  The Committee met five times during fiscal 2015.  The Committee operates in accordance with its Charter which sets forth its powers and responsibilities.  A copy of the Charter of the Compensation Committee, which was most recently amended in December 2014, can be viewed at the Company’s website: www.panhandleoilandgas.com.

Compensation Philosophy and Objectives

The objectives of the Company’s compensation program are to:

•

Attract, retain and incentivize key executives which are necessary to continue execution of the Company’s unique business strategies, including the ownership, management and use of mineral acreage in an oil and gas exploration and production company;

•	Motivate and reward individual and Company performance and contributions; and
•	Align the interests of our executives with those of our shareholders.

The principal elements of the executive compensation program are (i) yearly salary, (ii) annual cash bonus, (iii) restricted stock awards and (iv) contributions to the ESOP Plan.  Awards of

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restricted stock pursuant to the Company’s Amended 2010 Restricted Stock Plan are an integral part of the Company’s compensation program as a retention and long-term incentive form of compensation.  The executive compensation program is used to meet the Company’s compensation objectives as follows:

•

Attract and retain key executives, reward the officers who contribute to the Company’s success, and motivate the officers to develop and execute short-term, medium-term and long-term business strategies as well as meet annual goals approved by the Board;

•

Align the interests of our executives with those of the Company’s shareholders.  In fiscal 2015, the Company used awards of restricted stock and allocations of Company stock to the ESOP Plan to align the financial interests of the executives with those of our shareholders and to provide a longer-term incentive form of compensation;

•

Motivate and reward individual performance and contributions.  The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation.  Market data, individual performance and level of responsibility are considered in determining an executive’s annual salary and are important factors in deciding discretionary cash bonuses;

•	Financial and operating performances of the Company and the market price performance of the Company’s Common Stock are also key factors in determining compensation; and
•

Awards of shares under the Amended 2010 Restricted Stock Plan made in December of 2013, 2014 and 2015 contain different vesting provisions relating to continuous length of service to the Company and market price performance of the Company’s Common Stock.  These provisions further align the structure of management compensation to Company performance and the enhancement of shareholder value.

Role of the Compensation Consultant

In an effort to align our executives’ compensation competitively with the market, the Compensation Committee engaged an outside, independent compensation consultant, Longnecker & Associates, Houston, Texas, to review levels and incentive components of the executives’ compensation for fiscal 2015.  The primary role of Longnecker was to help identify peer companies and to provide the Compensation Committee with market data and information regarding compensation trends in our industry, base salaries, the design of our incentive programs and executive and director compensation levels.  Management does not direct or oversee the retention or activities of Longnecker with respect to the Company’s executive compensation program.  The Compensation Committee has sole authority to retain and terminate independent compensation consultants and to determine the terms of their retention.  Longnecker takes direction from the Compensation Committee, as appropriate, reports directly to the committee and does not provide any other services to Panhandle.

Role of Executive Officers

In fiscal 2015, the Compensation Committee and the Board, after receiving input from Longnecker, made all compensation decisions for the executive officers.  The Compensation

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Committee and the Board reviewed the performance of the Chief Executive Officer, and afterwards, set his compensation.  Mr. Coffman was not present during these discussions.  The Chief Executive Officer made compensation recommendations to the Compensation Committee with respect to the other executive officers.  Messrs. Blanchard, Lowry and Winfield were not present during these discussions.  The Chief Executive Officer did not participate in the Compensation Committee or Board deliberations about executive compensation.  The Board made the final decisions on compensation of our executive officers.

Base Salaries and Annual Cash Bonuses

In December of each year, base salaries of the executive officers are set for the next calendar year and bonuses are determined based on the preceding fiscal year’s (year-end September 30) operational and financial performance.  Base salaries and annual cash bonuses for executive officers are based on the individual’s responsibilities and experience, taking into account, among other factors, the individual’s initiative, contribution to the Company’s overall performance, handling of special projects or events during the year and yearly financial and operating results of the Company.  Base salaries for executive officers are reviewed and compared to similar positions in the Company’s industry.  The Compensation Committee, with the assistance of Longnecker, selected the following group of “peer companies” for comparison purposes in determining compensation for fiscal 2015.

Antero Resources Corp.	PetroQuest Energy, Inc.
Cabot Oil & Gas Corporation	Quicksilver Resources Inc.
CONSOL Energy Inc.	Rice Energy Inc.
Encana Corporation	Southwestern Energy Company
EQT Corporation	Talisman Energy, Inc.
EXCO Resources, Inc.	Ultra Petroleum Corp.
National Fuel Gas Company	WPX Energy, Inc.

Since the Company is not the same size and does not have the same complexity of drilling and field operations as most of the peer companies, the Compensation Committee uses the peer group comparison as a tool while considering many other factors.

Base Salaries.  The base salaries of our executive officers are reviewed annually by the Compensation Committee and future salary adjustments, if any, are recommended to the Board for final approval.  The Compensation Committee and the Board consider various factors, including:

•	overall responsibilities of the executive officers;
•	scope, level of experience and expertise required to successfully execute the executive officer’s position with the Company;
•	demonstrated individual performance of the executive officer; and
•	recommendation of the Chief Executive Officer with respect to other executive officers.

Salaries for the executive officers in fiscal 2015 are set forth below in the “Executive Compensation - Summary Compensation Table” on page 29 and were determined by the Board based on the considerations described above.  Based on the above factors and considerations, in December 2015, the Board established the annual base salary for the Chief Executive Officer at

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$327,000 for calendar 2016.  Calendar 2016 base salaries established for the other executive officers were: Paul F. Blanchard - $297,000; Lonnie J. Lowry - $190,000; and Robb P. Winfield - $164,500.    For calendar 2016 there were no changes made to base salaries of Messrs. Coffman, Blanchard and Lowry from 2015 amounts.

Annual Cash Bonuses.  Annual cash bonuses are determined by the weighting of objective performance metrics and subjective performance goals applicable to each executive officer.  During an annual Company goal-setting process, the Compensation Committee and the Board approve Company objective performance metrics as well as more subjective performance goals that focus on the manner in which the Company’s  oil and gas business is managed.  These performance metrics are used in determining annual cash bonuses.

For fiscal years 2015 and 2014, the objective performance metrics addressed earnings per share, reserve replacement percentage, Mmcfe production, finding cost per Mcfe and total General and Administrative (G&A) expense were as follows:

	Fiscal 2015			Fiscal 2014
Metric Category	Minimum(1)	Target(1)	Weighting	Minimum(1)	Target(1)	Weighting
Earnings per share (1)(3)	$0.80	$1.25	7%	$1.50	$1.90	7%
Reserve replacement percentage (1)	140%	170%	29%	140%	170%	29%
Mmcfe production (1)	14,380	15,508	7%	13,221	13,870	7%
	Maximum(2)	Target(2)	Weighting	Maximum(2)	Target(2)	Weighting
Finding cost per Mcfe (2)(4)	$1.50	$1.17	50%	$1.45	$1.05	50%
Total G&A expense (2)	$7.5 mil	$7.25 mil	7%	$7.3 mil	$7.1 mil	7%

(1)If the Target is achieved in any metric category utilizing a Minimum measurement, 100% credit is earned.  If the Minimum is achieved for any of these metric categories and the Target is not achieved, 50% credit is earned, with the remaining 50% based on the proportion achieved between the Minimum and the applicable Target.  If the Minimum is not achieved in a metric category, no credit is earned.

(2)If the Maximum is exceeded for either of these two metric categories, no credit is received for the affected metric category. If the Target is met for these metric categories, 100% credit is earned.  If the amount achieved is below the Maximum for either of these metric categories and the Target is not achieved, 50% credit is earned, with the remaining 50% based on the proportion achieved between the Maximum and the applicable Target.

(3)Earnings per share is net of the tax effected net change during the fiscal year in receivables and payables related to derivative contracts.

(4)Finding cost per Mcfe is defined by the Compensation Committee as costs of all fiscal year exploration and development costs (excluding any costs for property acquisitions) divided by the change in proved developed reserves (excluding any changes in proved developed reserves related to property acquisitions).  Standard SEC pricing is used to calculate these reserves; however, instead of utilizing the SEC standard conversion factor of six Mcf to one barrel of oil or NGL, the conversion factor is based on the ratio of the oil price or NGL price to the natural gas price.

The Compensation Committee believes that combining the performance metric categories of growing reserves, increasing Mcfe production, minimizing finding cost per Mcfe and managing G&A (overhead) expense are the important measurements necessary for increasing shareholder value and to grow our oil and gas exploration and production business.  The target metric of minimizing finding cost per Mcfe is intended to discourage drilling marginal or unprofitable wells only to achieve increased production and reserves.  These metrics have been adopted by the Compensation Committee to focus management on drilling wells that are economically viable and

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generate a reasonable rate of return for the Company.  The earnings per share metric has the effect of discouraging excessive risk taking.  The Compensation Committee does not believe that these performance metrics reward executives for taking risks beyond those risks inherent in the oil and gas exploration and production business.

The Compensation Committee has the discretion to modify the effect of any of the objective performance metrics if unforeseen or uncontrollable conditions result in any of these metrics not being relevant to the Company’s results for the year.

The subjective performance goals are tailored to fit the job description of each executive officer by weighting each major area of responsibility.  Within each major area, a breakdown is made of more detailed areas of responsibility.  An evaluation of the Chief Executive Officer is performed annually by the Compensation Committee.  The Chief Executive Officer performed the evaluation of each of the other executive officers.  In these evaluations, performances are evaluated on each of the detailed areas of responsibility.

The Committee reviewed the performance of the Chief Executive Officer and Chief Operating Officer in meeting the objective performance metrics and their subjective performance goals for fiscal 2015.  In addition, the Committee noted that the Company’s share price had outperformed the S&P Oil and Gas Exploration and Production Index for the last five fiscal years while underperforming the S&P Small Cap 600 Index.  The Company’s share price decreased 46% during fiscal 2015.

The graph below matches Panhandle Oil and Gas Inc.'s cumulative 5-Year total shareholder return on Common Stock with the cumulative total returns of the S&P Smallcap 600 index and the S&P Oil & Gas Exploration & Production index.  The graph tracks the performance of a $100 investment in our Common Stock and in each index (with the reinvestment of all dividends) from September 30,  2010, to September 30,  2015.

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	9/10	9/11	9/12	9/13	9/14	9/15

Panhandle Oil and Gas Inc.	100.00	116.05	126.63	117.93	250.84	136.83
S&P Smallcap 600	100.00	100.21	133.63	175.74	185.83	192.92
S&P Oil & Gas Exploration & Production	100.00	95.58	115.61	146.86	159.15	93.17

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

The Compensation Committee believes that the cash bonus element of compensation for Mr. Coffman, Chief Executive Officer, and Mr. Blanchard, Chief Operating Officer, should principally reflect their success in achieving the above outlined objective performance metrics.  Their bonus calculation is based on a weighting of 70% for meeting the objective performance metrics and 30% for meeting their subjective performance goals.

Cash bonuses are paid in the first fiscal quarter (December) of each fiscal year based on the preceding fiscal year’s metric results.  Thus, bonuses awarded in fiscal 2015 (paid in December 2014) were based on the following fiscal 2014 objective performance metric results.

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Metric Category	Actual Results	Target
Earnings per share	$1.44	$1.90
Reserve replacement percentage	485%	170%
Mmcfe production	14,098	13,870
Finding cost per Mcfe	$1.08	$1.05
Total G&A expense	$7.4 mil	$7.1 mil

The maximum targeted annual cash bonus that could have been paid in December 2014 to the Chief Executive Officer (based on fiscal 2014 results) was 100% of his $310,000 base salary.  The maximum targeted annual cash bonus that could have been paid in December 2014 to the Chief Operating Officer (based on fiscal 2014 results) was 75% of his $286,500 base salary.  See “Executive Compensation – Summary Compensation Table”, footnotes (4) and (6), page 29, for the dollar amount of their cash bonuses for fiscal years 2015, 2014 and 2013.

The other executive officers’ annual bonuses were targeted at 30% of base salaries and were based 80% on meeting subjective performance goals and 20% on meeting Company objective performance metrics.

Cash bonus payments made to all executive officers during the first fiscal quarter of 2015 (December 2014) are set forth below in the “Summary Compensation Table” under “Executive Compensation” on page 29.

Long-Term Equity-Based Restricted Stock Compensation

Our executive officers are eligible to receive stock-based awards under our Amended 2010 Restricted Stock Plan (“Restricted Stock Plan”).  The objectives of the Restricted Stock Plan are to attract and retain key employees, to motivate them to achieve long-range goals and to reward individual performance.  Because executives’ compensation from stock-based awards is heavily weighted to our stock price performance, the Compensation Committee believes stock-based awards create a strong incentive to improve long-term financial performance and increase shareholder value.

Vesting provisions contained in the stock restriction agreements for restricted stock awards are used by the Compensation Committee as another method to tie executive compensation both to continuing service by the executive to the Company and to the growth in shareholder value, as measured by the market price of the Company’s shares.  Under various circumstances, the restricted stock awards may vest totally, partially or not at all.

A portion (usually 25%) of these restricted stock awards vest if the executive officers remain employees of the Company for the vesting period  (known as “non-performance shares”).  These time vested stock awards are forfeited if the officer does not remain continuously employed for the vesting period (typically three years).  The other portion (usually 75%) of these restricted stock awards vest based on the market price performance of the Company’s Common Stock at the completion of three years of service (known as “performance shares”).  The Compensation Committee believes a  three-year vesting schedule for restricted stock awards enhances the retention value of these awards and positions the Company competitively from a market perspective.  For a description of the stock-based awards for executive officers under the Restricted Stock Plan, see the table entitled “Outstanding Restricted Stock Awards” on page 34.

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Longnecker reviewed the total direct compensation packages of our executives, including our stock-based award program and recommended the Committee continue the use of restricted stock awards.  The Compensation Committee relied upon the market data, Company performance and individual performance in the determination of stock-based awards for our executive officers.  After considering all of these factors, in fiscal 2015 (December 2014), our committee approved the following restricted stock awards, which vest over a three year period:  Michael C. Coffman, 6,413 non-performance shares and 19,241 performance shares; Paul F. Blanchard, 4,929 non-performance shares and 14,787 performance shares; Lonnie J. Lowry, 1,147 non-performance shares and 3,440 performance shares and Robb P. Winfield, 993 non-performance shares and 2,978 performance shares.

Clawback Policy

The Company’s clawback policy further aligns the interests of our executives with shareholders.  Under our clawback policy, our Board may reduce or cancel, or require recovery of, any incentive-based compensation from current or former executives if the Company has to issue an accounting restatement based on erroneous data due to material non-compliance with any financial reporting requirement under federal securities laws that affect directly or indirectly the objective and subjective metrics used to determine bonuses and restricted stock awards.

Broad-Based Employee Benefits
•

The Company’s ESOP Plan is a tax-qualified, defined contribution plan that covers all employees, including the executive officers.  Under the ESOP Plan, the Company contributes shares of its Common Stock to the ESOP Plan based on the employees’ total compensation level.

•

All employees, including the executive officers, are eligible to participate on the same basis in all of the Company’s other employee benefit plans which include medical, dental, group life, long term disability, accidental death and dismemberment and eye care insurance.

•	The Company provides no other perquisites or personal benefits to its executive officers.
Change-In-Control Executive Severance Agreements

The Board believes that the executives’ performance may be hampered by distraction, uncertainty and other activities in the event of a change-in-control of the Company, which might adversely affect shareholder values.  To reduce these potential adverse effects and to encourage fair treatment of the executive officers in connection with any change-in-control event, Change-In-Control Executive Severance Agreements were entered into in 2007 with the executive officers to provide for change-in-control protection.  Under these Agreements, if, within two years following a change-in-control event, the Company terminates the employment of any of the executives without cause or any executive resigns for good reason as defined in the Agreements, that executive would be entitled to a severance payment, payable in a lump sum, in cash, following his termination, in an amount equal to two times the average of the compensation paid to the executive during the two calendar years preceding the change-in-control event (or the annual average of any shorter period).  Compensation for this purpose includes the sum of the executive’s base salary, cash bonuses and contributions made to the ESOP on executive’s behalf (but not restricted stock awards).  The bonus

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amount used in determining the executive’s compensation will not be less than two times his targeted bonus for the calendar year in which the change-in-control event occurs (or if not yet determined for that year, two times the executive’s targeted bonus for the preceding calendar year).  Further, if the executive qualifies, and the Company is required to provide coverage under COBRA, the Company shall reimburse the executive the costs of purchasing continuing coverage under COBRA for the executive and his dependents for as long as he qualifies for COBRA coverage.  The Company became subject to COBRA on January 1, 2014.

A change-in-control event generally means: (i) the acquisition of beneficial ownership of 30% or more of the Company’s Common Stock; (ii) during any two consecutive years, individuals who currently make up the Company’s Board (or which subsequently become directors after being approved for election by at least a majority of current directors) ceasing for any reason to make up at least two-thirds of the Board; or (iii) approval by the Company’s shareholders of (a) a reorganization, merger or consolidation which results in the ownership of 20% or more of the Company’s Common Stock by persons or entities that were not previously shareholders, (b) a liquidation or dissolution of the Company, or (c) the sale of substantially all of the Company’s assets.

There may arise situations where the potential to merge with or be acquired by another company may be in the best interest of our shareholders.  Based on this potential, the Company believes that the “double trigger” requiring both (i) a change-in-control event and (ii) the termination of an executive’s employment without cause or his resignation for good reason after the event is appropriate to provide fair treatment of the executive officers, while allowing them to continue to concentrate on enhancing shareholder value during a change-in-control event, as they may take actions which ultimately may lead to termination of their employment after the change-in-control event.

Pursuant to the Change-In-Control Executive Severance Agreements, assuming that a change-in-control event took place on the last business day of fiscal 2015,  and an executive’s employment was terminated without cause, or the executive terminated his employment for good reason, within two years following this assumed change-in-control event, the executives below would receive the following severance payments:

Name (4)	Salary(1)	Bonus(2)	Total(3)
Michael C. Coffman	$669,050	$654,000	$1,323,050
Paul F. Blanchard, Jr.	$623,550	$445,500	$1,069,050
Lonnie J. Lowry	$422,281	$114,000	$536,281
Robb P. Winfield	$341,996	$94,200	$436,196

(1)Calculated based on (i) two times the average of the executive officer’s base salary during calendar years 2013 and 2014 plus (ii) two times the average amount contributed to the ESOP on behalf of each executive during calendar years 2013 and 2014.

(2)Calculated based on two times the maximum targeted bonus for each executive for calendar year 2015.

(3)In addition, if the Company is required to provide continuing coverage to its employees under COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986) at the time of a change-in-control, the Company will reimburse each executive for all costs incurred by him in purchasing such continuing coverage for himself and his dependents as long as he qualifies for COBRA coverage.

(4)Ben Spriestersbach retired in October 2014 and therefore is not included in this table.

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Other than the Change-In-Control Executive Severance Agreements, the Company maintains no employment agreements with its executive officers.

Other Compensation Matters

The Company currently does not have ownership requirements or a stock retention policy for our executive officers.  The Company’s Code of Ethics and Business Practices prohibits directors, officers and employees from engaging in speculative transactions involving the Company’s securities.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 annually paid to any of our executive officers, unless the compensation qualifies as performance-based compensation.  Exclusive of performance based restricted stock awards, our compensation levels are below the Section 162(m) level.

As of the date of this Proxy Statement, the Company has weathered the ongoing negative energy industry conditions in an excellent manner and, to the best of its knowledge, has no upcoming issues.  The Company is mindful of the current state of the industry and oil and gas prices and will continue to evaluate its situation and the potential effects on executive compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Darryl G. Smette – Chair
Robert O. Lorenz
Robert E. Robotti
H. Grant Swartzwelder
Executive Compensation

The table below sets forth information for the three most recently completed fiscal years concerning compensation paid to our executive officers in those fiscal years for services in all capacities.

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Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary (1)	Cash Bonus (1)	Stock Awards (2)	All Other Compen-sation (3)	Total	Three Year Average

Michael C. Coffman	2015	$322,750	$341,958(4)	$320,921	$34,815(5)	$1,020,444
President and Chief	2014	$307,500	$331,926(4)	$249,442	$52,406(5)	$941,274
Executive Officer	2013	$297,750	$303,289(4)	$249,602	$48,167(5)	$898,808
							$953,509

Paul F. Blanchard, Jr.,	2015	$294,375	$234,014(6)	$246,654	$31,762(7)	$806,805
Sr. Vice President and	2014	$284,375	$228,805(6)	$195,078	$49,555(7)	$757,813
Chief Operating	2013	$276,000	$218,784(6)	$195,709	$46,317(7)	$736,810
Officer							$767,143

Lonnie J. Lowry, Vice	2015	$188,925	$52,750	$43,036	$21,539(8)	$306,250
President, Chief	2014	$184,775	$50,207	$17,228	$37,210(8)	$289,420
Financial Officer and	2013	$181,250	$48,392	$17,470	$35,317(8)	$282,429
Secretary							$292,700

Robb P. Winfield	2015	$155,625	$44,750	$35,565	$17,157(9)	$253,097
Controller and Chief	2014	$150,025	$42,412	$23,447	$29,741(9)	$245,625
Accounting Officer	2013	$144,350	$40,872	$13,974	$28,235(9)	$227,431
							$242,051

Ben Spriestersbach (11)	2015	$12,750	$93,000	$0	$964(10)	$106,714
Vice President of Land	2014	$152,250	$26,724	$9,482	$28,686(10)	$217,142
	2013	$148,750	$41,779	$24,002	$30,032(10)	$244,563
							$189,473

(1)

Base salaries are set on a calendar year basis and are reported on a fiscal year basis ending on September 30 of each year. This means that the salary shown above for each fiscal year reported represents three months’ salary of the previous calendar year and the first nine months of the current calendar year through September 30 fiscal year-end. Cash bonuses are paid in December of each year based on the preceding fiscal year’s performance. Bonuses shown for fiscal 2015 were paid in December 2014 and were based on fiscal 2014 financial and operating performance. The same timing of payments and Company performance holds true for fiscal 2014 and fiscal 2013.

(2)

In accordance with applicable accounting standards, these amounts represent the aggregate grant date fair value of the awards on the award date. The ultimate value realized by the executive officers on vesting of the awards may or may not equal the fair market value at award date based on failure to achieve the specified vesting requirements. Under certain circumstances, the awards may wholly or partially vest or never vest. See footnotes (2), (4) and (6) to table entitled “Outstanding Restricted Stock Awards at 2015 Fiscal Year-End” on page 34.

(3)	Includes immaterial amounts for group life insurance premiums for fiscal years 2015, 2014 and 2013.
(4)

Included in Mr. Coffman’s cash bonuses are performance bonuses (based on each fiscal year’s financial and operating performance and subjective performance goals) and supplemental payments for the portion of his earned ESOP contribution which could not be made due to the deferral maximum regulations of the Internal Revenue Service. The performance bonuses paid in fiscal years 2015, 2014 and 2013 were $290,470, $285,000 and $259,339, respectively. The supplemental payments in fiscal years 2015, 2014 and 2013 were $50,738, $46,176 and $43,200, respectively.

(5)

Represents the value of 1,287 shares for fiscal 2015, 1,281 shares for fiscal 2014 and 2,652 shares for fiscal 2013, of Company stock contributed to the ESOP on Mr. Coffman’s behalf based on the closing market price of the shares on the last day of each

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fiscal year and dividends received from restricted stock awards of $12,827, $12,968 and $9,893 for fiscal years 2015, 2014 and 2013, respectively.
(6)

Included in Mr. Blanchard’s cash bonuses are performance bonuses (based on each fiscal year’s financial and operating performance and subjective performance goals) and supplemental payments for the portion of his earned ESOP contribution which could not be made due to the deferral maximum regulations of the Internal Revenue Service. The performance bonuses paid in fiscal years 2015, 2014 and 2013 were $199,400, $195,636 and $189,378, respectively. The supplemental payments in fiscal years 2015, 2014 and 2013 were $33,864, $32,419 and $28,656, respectively.

(7)

Represents the value of 1,287 shares for fiscal 2015, 1,281 shares for fiscal 2014 and 2,652 shares for fiscal 2013, of Company stock contributed to the ESOP on Mr. Blanchard’s behalf based on the closing market price of the shares on the last day of each fiscal year and dividends received from restricted stock awards of $10,548, $10,891 and $8,403 for fiscal years 2015, 2014 and 2013, respectively.

(8)

Represents the value of 1,196 shares for fiscal 2015, 1,180 shares for fiscal 2014 and 2,436 shares for fiscal 2013, of Company stock contributed to the ESOP on Mr. Lowry’s behalf based on the closing market price of the shares on the last day of each fiscal year and dividends received from restricted stock awards of $1,017, $775 and $435 for fiscal years 2015, 2014 and 2013, respectively.

(9)

Represents the value of 991 shares for fiscal 2015, 967 shares for fiscal 2014 and 1,964 shares for fiscal 2013,  of Company stock contributed to the ESOP on Mr. Winfield’s behalf based on the closing market price of the shares on the last day of each fiscal year and dividends received from restricted stock awards of $975, $730 and $344 for fiscal years 2015, 2014 and 2013, respectively.

(10)

Represents the value of 0 shares for fiscal 2015, 899 shares for fiscal 2014 and 2,020 shares for fiscal 2013 of Company stock contributed to the ESOP on Mr. Spriestersbach’s behalf based on the closing market price of the shares on the last day of each fiscal year and dividends received from restricted stock awards of $0, $744 and $463 for fiscal years 2015, 2014 and 2013, respectively.

(11)

Mr. Spriestersbach retired in October 2014 and received partial vesting for fiscal 2012 restricted stock awards received in December 2011.  Pursuant to the Restricted Stock Plan, he forfeited his restricted stock awards for fiscal years 2012 and 2013.  He did not receive any restricted stock awards based on fiscal 2014 results.

The Company’s only equity incentive plans for its executive officers are the ESOP Plan discussed below and the Restricted Stock Plan described below.

CEO Actual Realized Compensation

The supplemental table below, which details our CEO’s actual realized compensation (which equals his IRS Form W-2 income) for calendar 2013, 2014 and 2015, is not a substitute for the Summary Compensation Table on pages 28 and 29. “Total Actual Realized Compensation” differs substantially from “Total Compensation” as shown in the Summary Compensation Table. The principal differences between these totals are: i) the table below reports the actual value realized on restricted stock compensation during each year (as vesting occurs), whereas the Summary Compensation Table reports the grant date fair market value in the year of each award irrespective of vesting;  ii) the table below does not include the value of the ESOP contribution portion of “All Other Compensation” reported in the Summary Compensation Table because it is not taxable income; and iii) the table below reflects calendar year compensation amounts, whereas compensation amounts shown in the Summary Compensation Table are based on the Company’s fiscal year.

Calendar Year	Salary	Cash Bonuses	Dividends from Restricted Stock	Value of Vested Restricted Stock Awards	Other	Total Actual Realized Compensation

2015	$327,000	$136,318	$12,528	$342,058	$1,320	$819,224
2014	$310,000	$341,958	$13,165	$182,947	$1,188	$849,258
2013	$300,000	$331,926	$11,215	$167,590	$1,188	$811,919

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ESOP Plan

The ESOP Plan is a tax-qualified, defined contribution plan, and serves as the Company’s only retirement plan for its employees.  Contributions are made at the discretion of the Board and, to date, all contributions have been made in shares of Common Stock.  Contributions are allocated to all participants in proportion to their compensation for the plan year and 100% vesting occurs after three years of service.  Separation prior to three years of service results in forfeiture of all contributions received.  All employees, including the executive officers, may participate in the 401(k) portion of the ESOP Plan on a voluntary basis.  Under the terms of the 401(k) portion of the ESOP Plan, eligible employees may elect to defer a portion of their earnings up to the maximum allowed by regulations of the Internal Revenue Service.  The Company makes no matching contributions to the 401(k) portion of the ESOP Plan.

Amended 2010 Restricted Stock Plan

General.  The number of shares of common stock covered by the Restricted Stock Plan is 500,000 shares and, after shareholders approved amendments to the Restricted Stock Plan in 2014, directors became eligible for awards of restricted stock.  The Compensation Committee is given the authority to determine the award and vesting terms for all awards to directors and officers.

After the awards of restricted stock in December 2015,  and the vesting of restricted stock and the repurchase of unvested shares of restricted stock by the Company in December 2015,  there are 239,663 shares of Common Stock currently available under the Restricted Stock Plan for future awards of restricted stock.

Awards.  The Restricted Stock Plan permits awards of restricted stock to Company officers and directors and is used by the Compensation Committee for retention and long-term incentive compensation.  The Company sells shares of restricted stock to officers and directors at a significant discount to the fair market value of the shares, generally at the par value of the shares.  The vesting terms under the Plan will be determined by the Compensation Committee when it awards shares of restricted stock.  Under various vesting requirements, the restricted stock awards may wholly, partially or never vest.  The Company will repurchase the restricted stock at the original purchase price if vesting does not occur.

Officers participate in this program based on their (i) ability to make a significant contribution to the Company’s financial and operating results, (ii) level of responsibility and (iii) performance.  No officer is entitled to participate automatically based on title, position or salary level.  This program is designed to help retain key officers of the Company and participation is highly selective.

Longnecker for several years recommended that Panhandle directors have an equity-based portion to their compensation.  To address Longnecker's recommendation, the Restricted Stock Plan was amended by vote of the shareholders at the 2014 Annual Shareholders Meeting to include the directors as participants in the Plan.

The initial grant of restricted stock to directors valued at $35,000 was made in May 2014 and vested throughout the remainder of calendar 2014.  On March 4, 2015, each director was granted restricted stock valued at $35,000, vesting quarterly throughout calendar year 2015. At its December

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9, 2015, meeting, the Board approved restricted stock awards with a grant date of December 31, 2015, to each director in the amount of $35,000 which will vest quarterly throughout calendar 2016.

Each participant in the Restricted Stock Plan enters into a stock restriction agreement with the Company setting forth the terms, conditions and restrictions of the restricted stock award.  The restricted stock is issued by the Company in the name of the participant and deposited with the Company, or an escrow agent determined by the Compensation Committee, until the restrictions lapse or until vesting is no longer possible under the stock restriction agreement.

Subject to the terms and conditions of the stock restriction agreement, a participant holding restricted stock has the right to receive dividends on the shares of restricted stock during the restriction period, vote the shares of restricted stock and enjoy other shareholder rights related to the restricted stock.  On expiration of the restriction period, subject to the terms of the Plan, the stock restriction agreement and the vesting requirements, the participant will be entitled to receive shares of Common Stock not subject to restriction.

Effective Date and Term.  The Restricted Stock Plan initially became effective in March, 2010 when approved by shareholders.  No restricted stock can be awarded after the day before the tenth anniversary of the date of shareholder approval, but the vesting periods for restricted stock previously sold may extend beyond that date.    The tenth anniversary will be measured from the date of approval by the shareholders of the amendments to the Restricted Stock Plan in March 2014.

Eligibility.  Any current officer or director of the Company, or any future subsidiary entities in which the Company has a controlling interest, as determined by the Compensation Committee, are eligible to be granted an award of restricted stock.

Administration.  The Plan is administered by the Compensation Committee, which has authority to grant awards of restricted stock and determine the recipients and the terms of awards.  The Compensation Committee has full authority to construe and interpret the terms of the Amended Restricted Stock Plan and to determine all facts necessary to administer the Plan.

Stock Subject to the Restricted Stock Plan.  Subject to adjustments allowed under the Restricted Stock Plan, awards of restricted stock may be made under the Plan up to 500,000 shares of Common Stock.  If any award of restricted stock expires or is terminated, forfeited or canceled without being fully vested, the unused shares covered by such award will be repurchased by the Company and will again be available for awards under the Plan.

Restricted Stock.  Pursuant to the Restricted Stock Plan, the Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable stock restriction agreement, including the conditions for vesting, the vesting periods, the issue price and the acceleration of vesting in certain events.

Adjustments Due to Changes in Capitalization or Control.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of Common Stock other than an ordinary cash dividend, (i) the number of shares of Common Stock available under the Restricted Stock Plan, (ii) the number of shares of Common Stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (iii) the terms

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of each other outstanding award shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

Change in Control.  On the occurrence of a change in control of the Company as defined in the Restricted Stock Plan, except to the extent provided to the contrary in the stock restriction agreement between a participant and the Company, all restrictions, vesting requirements and other conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

Transferability of Awards.  Unless otherwise provided by the Compensation Committee, restricted stock will be nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Voting and Dividends.  Holders of shares of restricted stock may vote their shares.  Dividends are paid on restricted stock.

Termination of Employment.  The Compensation Committee will determine the effect on restricted stock due to the disability, death, retirement, termination or other cessation or change in the employment, of a participant.

Tax Withholding.  A participant in the Restricted Stock Plan must satisfy all applicable federal, state and local or other income and employment tax withholding obligations of the Company before it will authorize the restricted stock to be released by the Company or from escrow.  The Compensation Committee may allow a participant to satisfy all or part of these withholding obligations by transferring shares of restricted stock to the Company.

Amendment of Awards.  The Compensation Committee may amend, suspend or terminate the Restricted Stock Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s shareholders is required as to any modification or amendment under applicable laws and rules, the Compensation Committee may not effect such modification or amendment without shareholder approval.  Unless otherwise specified in the amendment, any amendment to the Restricted Stock Plan shall apply to, and be binding on, the holders of restricted stock under the Plan at the time the amendment is adopted, provided, the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the Plan.

Outstanding Equity Awards.  The following table provides information on the holdings of restricted stock by our executive officers at December 9, 2015, which is the last date restricted stock has been awarded:

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OUTSTANDING RESTRICTED STOCK AWARDS

Name	Award Date	Approval Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested
Michael C. Coffman	December 21, 2013	December 11, 2013	24,580(1)(2)	$397,213(7)
	December 10, 2014	December 10, 2014	23,499(3)(4)	$379,744(7)
	December 9, 2015	December 9, 2015	25,655(5)(6)	$425,100(8)

Paul F. Blanchard, Jr.	December 21, 2013	December 11, 2013	19,222(1)(2)	$310,628(7)
	December 10, 2014	December 10, 2014	18,060(3)(4)	$291,850(7)
	December 9, 2015	December 9, 2015	19,716(5)(6)	$326,700(8)

Lonnie J. Lowry	December 21, 2013	December 11, 2013	1,698(1)(2)	$27,440(7)
	December 10, 2014	December 10, 2014	3,151(3)(4)	$50,920(7)
	December 9, 2015	December 9, 2015	4,587(5)(6)	$76,000(8)

Robb P. Winfield	December 21, 2013	December 11, 2013	2,310(1)(2)	$37,330(7)
	December 10, 2014	December 10, 2014	2,604(3)(4)	$42,081(7)
	December 9, 2015	December 9, 2015	3,971(5)(6)	$65,800(8)

Ben Spriestersbach (9)	---------	---------	---------	---------

(1)	Messrs. Coffman, Blanchard, Lowry and Winfield paid $204.75, $160.12, $14.14 and $19.24, respectively, to purchase their restricted stock.
(2)

Consists of the restricted stock awards granted on December 21, 2013, 25% of which vests on the completion of three years of service, and 75% of which vests based on the market price performance of the Company's Common Stock at the completion of three years of service.

(3)	Messrs. Coffman, Blanchard, Lowry and Winfield paid $391.49, $300.88, $52.50 and $43.38, respectively, to purchase their restricted stock.
(4)

Consists of the restricted stock awards granted on December 10, 2014, 25% of which vests on the completion of three years of service, and 75% of which vests based on the market price performance of the Company's Common Stock at the completion of three years of service.

(5)	Messrs. Coffman, Blanchard, Lowry and Winfield paid $427.41, $328.47, $76.42 and $66.16, respectively, to purchase their restricted stock.
(6)

Consists of the restricted stock awards granted on December 9, 2015, 25% of which vests on the completion of three years of service, and 75% of which vests based on the market price performance of the Company's Common Stock at the completion of three years of service.

(7)	Based on the closing market price of the Company's Common Stock of $16.16 on September 30, 2015.
(8)	Based on the closing market price of the Company's Common Stock of $16.57 on December 9, 2015.
(9)

Mr. Spriestersbach retired in October 2014 and received partial vesting (981 shares) for restricted stock awards granted in December 2011.  He forfeited his restricted stock awards granted in December 2012 and 2013, none of which had vested.  He did not receive any restricted stock awards based on fiscal 2014 results.

Vesting of the performance shares of restricted stock awards is based on the market price performance of the Company’s Common Stock at the completion of the time vesting period.  For performance shares to partially vest, the Company’s Common Stock must appreciate at a prescribed minimum rate as set forth in each stock restriction agreement.  If not, no performance shares vest.  To fully vest, the Common Stock must appreciate at a prescribed rate set forth in each stock

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restriction agreement.  If the appreciation rate is between the prescribed minimum and maximum, the restricted stock will partially vest on a pro rata basis.

An aggregate of 17,000 shares of restricted stock granted to Messrs. Coffman and Blanchard on June 18, 2010, vested on June  18, 2015.  An aggregate of 22,957 shares of restricted stock granted to Messrs. Coffman, Blanchard, Lowry and Winfield on December 11, 2012, vested on December 11, 2015 and an aggregate of 28,083 shares did not vest and were repurchased by the Company at the same price paid by the participants.  Pursuant to the Plan, these unvested shares are again available for awards under the Restricted Stock Plan.

Vesting of the time vested restricted stock awards occurs only if the officers remain continuously employed by the Company for the required vesting period.  If not, all such awards are forfeited.

Stock Ownership of Certain Beneficial Owners

Based on filings with the Securities and Exchange Commission (“SEC”) and information supplied by the shareholders, we believe the following shareholders are beneficial owners of more than 5% of our outstanding shares of Common Stock as of December 31, 2015:

Name and Address	Amount of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Common Stock

BlackRock, Inc.	909,195(1)	5.5%
55 E. 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc.	940,270(2)	5.7%
100 E. Pratt Street
Baltimore, MD 21202

Trigran Investments, Inc.	1,447,392(3)	8.6%
630 Dundee Road, Suite 230
Northbrook, IL 60091

(1)Based on a Schedule 13G filed with the SEC in February 2015.

(2)Based on a Schedule 13G filed with the SEC in February 2015.

(3)Based on information supplied by Trigran Investments, Inc. as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports.  Based on a review of the filings with the Securities and Exchange Commission and representations that no other reports were filed, the Company believes that during fiscal 2015 all directors and executive officers complied with the reporting requirements of Section 16(a).

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Shareholder Proposals

Proposals of shareholders intended to be presented by shareholders at the next annual shareholders meeting to be held in March 2017, and to be included in the proxy statement and form of proxy card pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, must be received by the Company by October 1, 2016.  Any such proposals should be in writing and sent by certified mail, return receipt requested, to the Company’s office at the address shown below under the caption “Form 10‑K”, Attention: Secretary.  On receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and any proxy card in accordance with SEC regulations governing the solicitation of proxies.

Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for director, or propose other business to be considered by shareholders, timely notice of the nomination or the other business proposed must be received by the Company in advance of the annual meeting.  Ordinarily, such notice must be received not less than 90 nor more than 120 days prior to the first anniversary of the mailing of notice for the preceding year’s  annual shareholders meeting.  The shareholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation, business background and shares held, and the nominee must deliver a written questionnaire and agreement to the Company covering certain matters as specified in the Bylaws.  In order for a shareholder to bring other business before a shareholders’ meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for director.  Such notice must include a description of the proposed business, the reasons therefor, and other specified matters.  These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under Rule 14a-8 of the Securities and Exchange Act of 1934.

In each case, the notice must be given to the Secretary of the Company at the address shown below under the caption “Form 10-K”.  Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge on written request to the Secretary.  A copy of the Bylaws is available on the Company’s  website at www.panhandleoilandgas.com.

The Company’s Bylaws were amended in December 2013 to provide access to the Company’s proxy statement and proxy card for director elections to eligible shareholders who wish to nominate a person for election to the Company’s Board of Directors.  To be eligible to access the Company’s proxy statement and proxy card for this purpose, a shareholder, together with its affiliates, must have held beneficial ownership of 5% of the Common Stock for at least one year prior to providing notice to the Company seeking access to its proxy statement.  Notice from a shareholder seeking such access must be received by the Company in the same time period required for shareholders seeking to nominate directors to the Company’s Board of Directors.  Only one seat on the Board may be held by a person elected as a director resulting from a shareholders use of these proxy access Bylaw provisions.  A shareholder seeking access to the Company’s proxy statement shall provide all information required from a shareholder seeking to nominate a director as well as undertakings signed by the shareholder and the proposed nominee.  The Bylaw provision is the exclusive means for shareholders to include nominees for a director in the Company proxy statement and proxy card.

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Annual Report to Shareholders

Copies of the Annual Report to Shareholders for fiscal 2015 are being mailed with this proxy statement and a copy of the Annual Report is available on the Company’s website at: www.panhandleoilandgas.com.

Form 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal 2015, filed with the Securities and Exchange Commission on December 10, 2015, is included in the Annual Report to Shareholders mailed with this proxy statement.  A separate Form 10-K and copies of the Company’s charters for the various committees of the Board, the Corporate Governance Guidelines and the Company’s codes of ethics are available, free of charge, on written or oral request made to the Company at the address or telephone number set forth below, or can be viewed at the Company’s website: www.panhandleoilandgas.com.

Lonnie J. Lowry, Secretary

Panhandle Oil and Gas Inc.

5400 N. Grand Boulevard, Suite 300

Oklahoma City, OK  73112-5688

405.948.1560

Other Matters

Management knows of no other matters to be brought before the meeting.  However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted as the Board may recommend.  Whether shareholders plan to attend the meeting or not, they are respectfully urged to mark, sign, date and return the enclosed proxy, which will be returned to them at the meeting if they are present and so request.

By Order of the Board of Directors

January 28, 2016Lonnie J. Lowry, Secretary

Whether Or Not You Expect To Attend The Annual Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.

If Your Shares Are Held By A Broker Or Other Nominee, Please Provide Specific Voting Instructions To The Broker Or Nominee So Your Shares Can Be Voted at the Annual Meeting.

001CSN1EAB

Panhandle Oil and Gas Inc. 2016 Annual Shareholders Meeting

March 10, 2016

1:30 P.M. Oklahoma Time

The Oklahoma History Center

800 Nazih Zuhdi Drive (N.E. 23rd & Lincoln Blvd.)

Oklahoma City, Oklahoma

Panhandle Oil and Gas Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold
01 - Robert O. Lorenz	☐	☐	02 - Robert E. Robotti	☐	☐

	For	Against	Abstain
2. **Ratification of Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm.**	☐	☐	☐
3. **Approval, by Non-Binding Advisory Vote, of Panhandle Oil and Gas Inc. Executive Compensation.**	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 6 1 6 1 0 2

028KUA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Panhandle Oil and Gas Inc.

Grand Centre, Suite 300, 5400 North Grand Blvd.
Oklahoma City, OK 73112-5688

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints L. Kelly Harris and Linda K. Schwartz, or either of them, as proxies each with full power of substitution, to represent and vote all of the shares of Class A Common Stock of Panhandle Oil and Gas Inc. held of record by the undersigned on January 21, 2016, at the annual meeting of shareholders to be held on March 10, 2016, or any adjournment or postponement thereof. **Should other matters properly come before the meeting, the proxies are further authorized to vote thereon as the Board of Directors may recommend.**

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AND FOR PROPOSALS 2 AND 3.